EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Support.com, Inc.
Wilmington, Delaware

We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 No.’s 333-106276, 333-116602, 333-48726, 333-96623, 333-65964, 333-127299, 333-136408, 333-141383, 333-158541, 333-172230, 333-173802, 333-194426, 333-196118, 333-208545 and 333-213505) pertaining to the Support.com, Inc. Amended and Restated 1998 Stock Option Plan, the Support.com, Inc. 2000 Omnibus Equity Incentive Plan, the Support.com, Inc. 2010 Equity and Performance Incentive Plan (as Amended and Restated), the Support.com, Inc. 2011 Employee Stock Purchase Plan and the Support.com, Inc. 2014 Inducement Award Plan of our reports dated March 8, 2019, relating to the consolidated financial statements as of December 31, 2018 and for the year ended December 31, 2018, which appear in this form 10-K.

/s/ Plante & Moran, PLLC

Denver, Colorado
March 8, 2019